Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of July 30, 2004

by and among

EON LABS, INC.

EON PHARMA, LLC

and

JPMORGAN CHASE BANK

i

SECTION 4.07.	Agreements
SECTION 4.08.	Compliance with ERISA
SECTION 4.09.	Federal Reserve Regulations; Use of Proceeds
SECTION 4.10.	Approval
SECTION 4.11.	Subsidiaries
SECTION 4.12.	Hazardous Materials
SECTION 4.13.	Investment Company Act
SECTION 4.14.	No Default
SECTION 4.15.	Permits and Licenses
SECTION 4.16.	Compliance with Law
SECTION 4.17.	Disclosure

ARTICLE V CONDITIONS OF LENDING
SECTION 5.01.	Conditions to Initial Extension of Credit
SECTION 5.02.	Conditions to All Extensions of Credit

ARTICLE VI AFFIRMATIVE COVENANTS
SECTION 6.01.	Existence, Properties, Insurance
SECTION 6.02.	Payment of Indebtedness and Taxes
SECTION 6.03.	Financial Statements, Reports, etc.
SECTION 6.04.	Books and Records; Access to Premises
SECTION 6.05.	Notice of Adverse Change
SECTION 6.06.	Notice of Default
SECTION 6.07.	Notice of Litigation
SECTION 6.08.	Notice of Default in Other Agreements
SECTION 6.09.	Notice of ERISA Event
SECTION 6.10.	Notice of Environmental Law Violations
SECTION 6.11.	[RESERVED]
SECTION 6.12.	Notice of Regulatory Matters
SECTION 6.13.	Compliance with Applicable Laws
SECTION 6.14.	Subsidiaries
SECTION 6.15.	Environmental Laws

ARTICLE VII NEGATIVE COVENANTS
SECTION 7.01.	Liens
SECTION 7.02.	Indebtedness
SECTION 7.03.	Guaranties
SECTION 7.04.	Sale of Assets
SECTION 7.05.	Sales of Receivables
SECTION 7.06.	Loans and Investments
SECTION 7.07.	Nature of Business
SECTION 7.08.	Sale and Leaseback
SECTION 7.09.	Federal Reserve Regulations
SECTION 7.10.	Accounting Policies and Procedures
SECTION 7.11.	Hazardous Materials
SECTION 7.12.	Limitations on Fundamental Changes
SECTION 7.13.	Financial Condition Covenants
SECTION 7.14.	Dividends
SECTION 7.15.	Transactions with Affiliates

ARTICLE VIII EVENTS OF DEFAULT
SECTION 8.01.	Events of Default

ARTICLE IX MISCELLANEOUS
SECTION 9.01.	Notices
SECTION 9.02.	Effectiveness; Survival
SECTION 9.03.	Expenses
SECTION 9.04.	Successors and Assigns; Participations
SECTION 9.05.	No Waiver; Cumulative Remedies
SECTION 9.06.	APPLICABLE LAW
SECTION 9.07.	SUBMISSION TO JURISDICTION
SECTION 9.08.	Severability
SECTION 9.09.	Right of Setoff
SECTION 9.10.	Headings
SECTION 9.11.	Modification of Agreement
SECTION 9.12.	Construction

SECTION 9.13.	Confidentiality
SECTION 9.14.	JOINT AND SEVERAL OBLIGATIONS
SECTION 9.15.	Counterparts

SCHEDULES

Schedule I	-	Subsidiaries
Schedule II	-	Existing Liens
Schedule III	-	Existing Indebtedness
Schedule IV	-	Existing Guarantees
Schedule V	-	Litigation

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Guaranty
Exhibit C	-	Form of Opinion of Counsel
Exhibit D	-	Form of Notice of Borrowing

v

AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 30, 2004, by and among EON LABS, INC., a Delaware corporation and EON PHARMA, LLC, a Delaware limited liability company (each a “Company” and, collectively, the “Companies”) and JPMORGAN CHASE BANK, a New York banking corporation, (the “Lender”).

A.                                    The Lender and the Companies are parties to a Credit Agreement dated as of February 8,    2002 (as amended prior to the date hereof , the “Original Agreement”).

B.                                    The Lender and the Companies desire to amend and restate the Original Agreement.

NOW THEREFORE, the parties hereto agree to amend and restate the Original Agreement in its entirety as follows:

RECITALS

The Companies have requested the Lender to extend credit from time to time and the Lender is willing to extend such credit to the Companies, subject to the terms and conditions hereinafter set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Definitions.  As used herein, the following words and terms shall have the following meanings:

“Affiliate” shall mean with respect to a specified Person, another Person which, directly or indirectly, controls or is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” shall mean this Amended and Restated Credit Agreement dated as of July 30, 2004, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Companies.

“Business Day” shall mean (a) any day not a Saturday, Sunday or legal holiday, on which banks in New York City are open for business and (b) as it relates to any payment, determination, funding or notice to be made or given in connection with any LIBOR Rate Loan, any day specified in clause (a) on which trading is carried on by and between banks in Dollar deposits in the London interbank eurodollar market.

“Capital Expenditures” shall mean additions to property and equipment of ELI and its Subsidiaries which, in conformity with Generally Accepted Accounting Principles, are included as “additions to property, plant or equipment” or similar items which would be reflected in the consolidated statement of cash flow of ELI and its Subsidiaries, including without limitation, property and equipment which are the subject of Capital Leases.

“Capital Lease” shall mean any lease the obligations of which are required to be capitalized on the balance sheet of a Person in accordance with Generally Accepted Accounting Principles.

“Change of Control” shall mean (a) the acquisition by any Person or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company other than by Santo Holdings (Deutschland) GmbH and its Affiliates, or (b) at any time Continuing Directors do not constitute a majority of the Board of Directors of the Company.  “Continuing Director” means at any date a member of the Company’s Board of Directors (i) who is a member of such Board on the Closing Date or (ii) who was nominated or elected by at least two-thirds of the directors who were Continuing Directors at any time of such nomination or election or whose election to the Company’s Board of Directors was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such election.  A “beneficial owner” shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, as in effect on the Closing Date, except that, for purposes of clause (a), the number of shares of capital stock of the Company entitling the holders thereof to vote generally in elections of directors shall be deemed to include, in addition to all outstanding shares of capital stock of the Company entitling the holders thereof  to vote generally in the election of directors and Unissued Shares deemed to be held by the Person with respect to which the Change of Control determination is being made, all Unissued Shares deemed to be held by all other Persons.  As used herein, “Unissued Shares” shall mean shares of capital stock of the Company not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days following the date of determination of a Change of Control and that, upon issuance, shall entitle the holders thereof to vote generally in the election of directors.

“Chief Financial Officer” shall mean the Chief Financial Officer of ELI.

“Closing Date” shall mean July 30, 2004.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean the Revolving Credit Commitment.

“Companies” shall have the meaning set forth in the preamble hereto.

“Consolidated Debt Service Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated Net Income, plus (i) to the extent deducted in determining Consolidated Net Income, the sum of (A) Consolidated Interest Expense and (B) all depreciation and amortization expenses or charges, minus (ii) the sum of (A) Unfunded Capital Expenditures, (B) dividends and/or distributions (excluding dividends and/or distributions made pursuant to Section 7.14(a)) and (C) extraordinary or unusual gains minus (iii) the aggregate amount paid with respect to repurchases of any Company’s or Guarantor’s capital stock to (b) the sum of (i) required principal payments on all Indebtedness (including Capital Leases) having a final maturity of one year or more from the date of incurrence thereof plus (ii) Consolidated Interest Expense.  All the foregoing categories shall be determined on a consolidated basis for ELI and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated (without duplication) over the most recent four fiscal quarters ended on or prior to the date of calculation thereof with the exception of the required principal payments on all Indebtedness of ELI and its Subsidiaries with an original maturity of one year or more, which shall each be calculated based upon the next succeeding four fiscal quarters.

“Consolidated EBITDA” shall mean for ELI and its Subsidiaries for any period, Consolidated Net Income (or consolidated net loss) for such period less extraordinary or unusual gains, plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses or charges, (c) all income taxes to any government or governmental instrumentality expensed on ELI or any of its Subsidiaries’ books (whether paid or accrued), and (d) any non-cash charges resulting from any grant or exercise or cancellation of stock options or warrants, in each case, determined on a consolidated basis for ELI and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis.  All of the foregoing categories shall be calculated (without duplication) over the then most recent four fiscal quarters ended on or prior to the date of calculation thereof.

“Consolidated Funded Debt” shall mean the sum of all Indebtedness of ELI and its Subsidiaries for borrowed money having an original maturity of one year or more (including, without limitation, Capital Leases) and the outstanding principal amount of the Revolving Credit Loans, in each case determined on a consolidated basis for ELI and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Consolidated Interest Expense” shall mean the consolidated gross interest expense of ELI and its Subsidiaries determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis and calculated over the then most recent four fiscal quarters ended on or prior to the date of calculation thereof .

“Consolidated Net Income” shall mean, for any period, the net income (or net loss) of ELI and its Subsidiaries on a consolidated basis for such period determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Consolidated Net Worth” shall mean (i) the total consolidated assets of ELI and its Subsidiaries determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis less, (ii) the total consolidated liabilities of ELI and its Subsidiaries determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Default” shall mean any condition or event which upon notice, lapse of time or both would constitute an Event of Default.

“Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“Eligible Investments” shall mean (a) direct obligations of the United States of America or any governmental agency thereof which are fully guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; or (b) dollar denominated certificates of time deposit maturing within one year issued by any bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; or (c) money market mutual funds having assets in excess of $2,500,000,000; or (d) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, respectively; or (e) tax exempt securities of a U.S. issuer rated A or better by Standard and Poor’s Ratings Group or Moody’s Investors Service, Inc.

“ELI” shall mean Eon Labs, Inc., a Delaware corporation.

“Environmental Law” shall mean any law, ordinance, rule, regulation, or policy having the force of law of any Governmental Authority relating to pollution or protection of the environment or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and the rules and regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with ELI or any Affiliates of ELI would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurocurrency Reserve Requirement” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves, under any regulations of the Board of Governors of the Federal Reserve System or any other governmental authority having jurisdiction with respect thereto) as from time to time in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D) maintained by the Lender.  For purposes hereof each LIBOR Rate Loan shall be deemed to constitute a “eurocurrency liability” as defined in Regulation D, and subject to the reserve requirements of “Regulation D,” without benefit of credit or proration, exemptions or offsets which might otherwise be available to the Lender from time to time under Regulation D.

“Event of Default” shall have the meaning set forth in Article VIII.

“Executive Officer” shall mean any of the President, the Chief Executive Officer, Chief Financial Officer or the Secretary of ELI or any of its Subsidiaries, as applicable, and their respective successors, if any, designated by the board of directors thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal fund brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three Federal fund brokers of recognized standing selected by the Lender.

“Fixed Rate Loans” shall mean, collectively, LIBOR Rate Loans and Quoted Rate Loans.

“Generally Accepted Accounting Principles” shall mean those generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guarantors” shall mean, collectively, Forte Pharma, Inc., Eon Distribution, Inc. and any other Subsidiary of ELI existing on the Closing Date (other than Eon Pharma LLC), and each Person who, from time to time, is required to execute a Guaranty in accordance with Section 6.14.

“Guaranty” shall mean the Guaranty in the form attached hereto as Exhibit B to be executed and delivered by each Guarantor on the Closing Date and thereafter by each Subsidiary of ELI (other than Eon Pharma LLC) pursuant to Section 6.14, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any explosives, radioactive materials, or other materials, wastes, substances, or chemicals regulated as toxic hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Hedging Agreement” shall mean any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of ELI or any of its Subsidiaries and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Inactive Subsidiary” shall mean a Subsidiary of ELI which conducts no business and has total assets (based on the higher of market value and book value) of less than $50,000.

“Indebtedness” shall mean, without duplication, as to any Person or Persons (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Lender and in accordance with accepted practice; (i) all obligations of such Person in respect of bankers’ acceptances; (j) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit and (k) to the extent not covered by clauses (a) through (j), all liabilities or obligations, direct and contingent, which in accordance with Generally Accepted Accounting Principles would be included in determining total liabilities on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined.

“Interest Payment Date” shall mean (a) as to any Prime Rate Loan, the first day of each calendar month during the term thereof; (b) as to any Fixed Rate Loan, each one month anniversary of the funding of such Fixed Rate Loan during the Interest Period for such Fixed Rate Loan; and (c) as to any Loan, the date such Loan is paid in full or in part.

“Interest Period” shall mean with respect to any Fixed Rate Loan:

(a)           initially, the period commencing on the date such Fixed Rate Loan is made and ending one, two, three or six months thereafter, as selected by the Companies in its Notice of Borrowing or in its notice of conversion from another Type of loan to a Fixed Rate Loan provided, in each case, in accordance with the terms of Articles II and III hereof; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Fixed Rate Loan and ending one, two, three or six months thereafter, as selected by the Companies by irrevocable written notice to the Lender not later than 11:00 a.m. New York, New York time (I) with respect to a LIBOR Rate Loan, three Business Days prior to the last day of the then current Interest Period with respect to such LIBOR Rate Loan or (II) with respect to a Quoted Rate Loan, on the last day of the then current Interest Period with respect to such Quoted Rate Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           if the Companies shall fail to give notice as provided in clause (b) above, the Companies shall be deemed to have requested conversion of the affected Fixed Rate Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          no more than five (5) Interest Periods may exist at any one time.

“Lender” shall have the meaning set forth in the preamble hereto.

“Leverage Purpose Transaction” shall mean any transaction that (a) causes the ratio of consolidated liabilities to consolidated assets to exceed 75% or (b) causes the ratio of the consolidated liabilities to consolidated assets to exceed 50% and increases the consolidated liabilities by 100% or more, in each case determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis with respect to ELI and its consolidated Subsidiaries.

“LIBOR Rate Loans” shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.

“Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loans” shall mean the Revolving Credit Loans.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Guaranties, Hedging Agreements, if any, entered into with the Lender and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, operations, property, prospects or condition (financial or otherwise) of ELI and its Subsidiaries taken as a whole, or (b) the ability of ELI or any of its Subsidiaries to perform in any material respect any material obligations under any Loan Document to which it is a party.

“Note” shall mean the Revolving Credit Note.

“Notice of Borrowing” shall mean the Notice of Borrowing in the form attached hereto as Exhibit E or other form of notice of borrowing acceptable to the Lender.

“Obligations” shall mean all obligations, liabilities and indebtedness of the Companies to the Lender, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, arising under this Agreement, the Note or any other Loan Document, including, without limitation, all obligations, liabilities and indebtedness of the Companies with respect to the principal of and interest on the Loans, and obligations arising under Hedging Agreements with the Lender (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, and interest that but for the filing of a petition in bankruptcy with respect to any Company, would accrue on such obligations, whether or not a claim is allowed against any Company for such interest in the related bankruptcy proceeding), and all fees, costs, expenses and indemnity obligations of the Companies hereunder, under any other Loan Document or under any Hedging Agreement with the Lender.  The Obligations shall be joint and several obligations of the Companies.

“Payment Office” shall mean the Lender’s office located at 241-02 Northern Boulevard, Douglaston, New York 11362 or such other office as the Lender may designate from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisitions” shall mean any acquisition (whether by merger or otherwise) by the Companies or any Guarantor of more than 50% of the outstanding capital stock, membership interests, partnership interests or other similar ownership interests of a Person which is engaged in a line of business which is the same or substantially similar to the business of such Company or such Guarantor or the purchase of all or substantially all of the assets owned by such Person; provided (a) the Lender shall have received, within ten (10) Business Days of the closing of such Permitted Acquisition, to the extent not previously received, a duly executed Guaranty, to the extent such document is required to be delivered pursuant to Section 6.14 hereof; (b) the Lender shall have received evidence reasonably satisfactory to it that the shares or other interests in the Person, or the assets of the Person, which is the subject of the Permitted Acquisition are, or will be promptly following the closing of such Permitted Acquisition, free and clear of all Liens, except Permitted Liens, including, without limitation, with respect to the acquisition of shares or other equity interests, free of any restrictions on transfer other than restrictions applicable to the sale of securities under federal and state securities laws and regulations generally; (c) the Lender shall have received not less than three (3) Business Days preceding the closing of such Permitted Acquisition, substantially final drafts of the documentation governing the proposed acquisition, including, without limitation, the purchase agreement with respect thereto, together with such other additional documentation or information with respect to the proposed acquisition as the Lender may reasonably require; (d) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the acquisition on a pro forma basis; (e) the Lender shall have received projections and pro forma financial statements showing that, after giving effect to such acquisition, (i) no Default or Event of Default shall have occurred and (ii) such acquisition will not be a Leveraged Purpose Transaction; (e) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person; and (f) prior to the closing of any such acquisition, the Companies shall have delivered evidence to the Lender that, on a pro forma basis, the Companies will be in compliance with the financial condition covenants of Section 7.13 hereof upon completion of such acquisition.

“Permitted Liens” shall mean the Liens specified in clauses (a) through (j) of Section 7.01.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which covers, or at any time during the five calendar years preceding the date of this Agreement covered, employees of ELI, any Subsidiary of ELI or an ERISA Affiliate on account of such employees’ employment by ELI, any Subsidiary of ELI or an ERISA Affiliate.

“Prime Rate” shall mean the rate per annum announced by the Lender from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective.

“Prime Rate Loans” shall mean Loans at such time as they are being made and/or maintained at a rate of interest based on the Prime Rate.

“Quoted Rate” shall mean a rate of interest per annum quoted to the Companies by the Lender, in its discretion, on the requested Borrowing Date for the requested Quoted Rate Loan.  Such quote rate shall be the fixed rate which would be applicable to a Quoted Rate Loan made by the Lender on the requested date for the proposed Quoted Rate Loan.  Notwithstanding any other provision of this Agreement, (i) the rate so quoted by the Lender shall be determined in the sole discretion of the Lender by reference to such factors and consideration as the Lender shall deem relevant and (ii) the Lender shall not be required to quote any rate at all for any reason whatsoever for any proposed Quoted Rate Loan or upon the termination of any Interest Period relating to any existing Quoted Rate Loan.

“Quoted Rate Loans” shall mean Loans at such time as they are made and/or maintained at a rate of interest based upon the Quoted Rate.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.

“Reserve Adjusted Libor” shall mean with respect to the Interest Period pertaining to a LIBOR Rate Loan, the rate per annum equal to the product (rounded upwards to the next higher 1/16 of one percent) of  (a) the annual rate of the interest at which Dollar deposits of an amount comparable to the amount of such Loan and for a period equal to the Interest Period applicable thereto are offered to the London office of the Lender in immediately available funds in the London interbank market for Eurodollars by leading banks in the eurodollar market at approximately 11:00 A.M. (London time) on the second Business Day prior to the commencement of such Interest Period, multiplied by (b) the Eurocurrency Reserve Requirement.

“Revolving Credit Commitment” shall mean the Lender’s obligation to make Revolving Credit Loans to the Companies in an aggregate amount not to exceed $25,000,000, as such amount may be adjusted in accordance with the terms of this Agreement.

“Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.

“Revolving Credit Commitment Termination Date” shall mean December 31, 2007.

“Revolving Credit Loans” shall have the meaning set forth in Section 2.01(a).

“Revolving Credit Note” shall have the meaning set forth in Section 2.02.

“Solvent” shall mean with respect to any Person as of the date of determination thereof that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.

“Subsidiaries” shall mean with respect to any Person any corporation, association or other business entity more than 50% of the voting stock or other ownership interests (including, without limitation, membership interests in a limited liability company) of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

“Taxes” shall have the meaning set forth in Section 3.09.

“Type” shall mean as to any Loan its status as a Prime Rate Loan, a LIBOR Rate Loan or a Quoted Rate Loan.

“Unfunded Capital Expenditures” shall mean, with respect to any period, Capital Expenditures incurred during such period which are not financed with the proceeds from any Indebtedness.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

SECTION 1.02.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.  Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles.  The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary.  The word “will” shall be construed to have the same meaning in effect as the word “shall”.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement.

ARTICLE II

LOANS

SECTION 2.01.  Revolving Credit Loans.

(a)           Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, the Lender agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to  the Companies from time to time during the Revolving Credit Commitment Period up to but not exceeding at any one time outstanding the amount of the Revolving Credit Commitment; provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, the aggregate outstanding principal amount of all Revolving Credit Loans at such time would exceed the Revolving Credit Commitment in effect at such time.  During the Revolving Credit Commitment Period, the Companies may from time to time borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein.  The Revolving Credit Loans may be (i) LIBOR Rate Loans, (ii) Prime Rate Loans, (iii) Quoted Rate Loans or (iv) a combination thereof.

(b)           The Companies shall give the Lender a duly completed Notice of Borrowing executed by an Executive Officer not later than 11:00 a.m. (New York, New York time), three Business Days prior to the date of each proposed LIBOR Rate Loan under this Section 2.01 or prior to 11:00 a.m. (New York, New York time) on the date of each proposed

Prime Rate Loan or Quoted Rate Loan under this Section 2.01.  Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the proposed use of the loan proceeds, (iii) the initial Interest Period if a Fixed Rate Loan, and (iv) the proposed Borrowing Date.  Except for borrowings which utilize the full remaining amount of the Revolving Credit Commitment, each borrowing of a Prime Rate Loan shall be in an amount not less than $500,000 or, if greater, whole multiples of $100,000 in excess thereof.  Each borrowing of Fixed Rate Loan shall be an amount not less than $500,000 or whole multiples of $100,000 in excess thereof.  Funding of all Loans shall be made in accordance with Section 3.12 of this Agreement.

(c)           The Companies shall have the right, acting jointly, upon not less than three Business Days’ prior written notice to the Lender to terminate the Revolving Credit Commitment or from time to time to permanently reduce the amount of the Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate outstanding principal amount of all Revolving Credit Loans would exceed the Revolving Credit Commitment as then reduced; provided, further, that any such termination or reduction requiring prepayment of any Fixed Rate Loan shall be made only on the last day of the Interest Period with respect thereto or on the date of payment in full of all amounts owing pursuant to Section 3.08 as a result of such termination or reduction.  Any such reduction shall be in the amount of $500,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Revolving Credit Commitment then in effect.

(d)           The agreement of the Lender to make Revolving Credit Loans pursuant to this Section 2.01 shall automatically terminate on the Revolving Credit Commitment Termination Date.  Upon such termination, the Companies shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

SECTION 2.02.  Revolving Credit Note.  The Revolving Credit Loans made by the Lender shall be evidenced by a promissory note of the Companies (the “Revolving Credit Note”), substantially in the form attached hereto as Exhibit A, appropriately completed, duly executed and delivered on behalf of the Companies and payable to the order of the Lender in a principal amount equal to the Revolving Credit Commitment.  The Revolving Credit Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date, and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01.  The Lender is authorized to record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan in the Lender’s records or on the grid schedule annexed to the Revolving Credit Note; provided, however, that the failure of the Lender to set forth each such Revolving Credit Loan, payment and other information shall not in any manner affect the obligation of the Companies to repay each Revolving Credit Loan made by the Lender in accordance with the terms of its Revolving Credit Note and this Agreement.  The Revolving Credit Note, the grid schedule and the books and records of the Lender shall constitute conclusive evidence of the information so recorded absent manifest error.

ARTICLE III

PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT;
FEES AND PAYMENTS

SECTION 3.01.  Interest Rate; Continuation and Conversion of Loans.

(a)           Each Prime Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Prime Rate.

(b)           Each LIBOR Rate Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof plus a margin of one and one-half percent (1.5%) per annum.

(c)           Each Quoted Rate Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Quoted Rate determined for each Interest Period thereof in accordance with the terms hereof.

(d)           Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of the Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (e) below), shall, at the option of the Lender, bear interest payable on demand at a rate of interest 3% per annum in excess of the interest rate otherwise then in effect or, if no rate is in effect, 3% per annum in excess of the Prime Rate.

(e)           If the Companies shall default in the payment of the principal of or interest on any portion of any Loan or any other amount becoming due hereunder, whether with respect to interest, fees, expenses or otherwise, the Companies shall pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 3% per annum in excess of the rate otherwise in effect or, if no rate is in effect, 3% per annum in excess of the Prime Rate.

(f)            The Companies may elect from time to time to convert outstanding Loans from Fixed Rate Loans to Prime Rate Loans or a Fixed Rate Loan of another Type by giving the Lender at least three Business Day’s prior irrevocable written notice of such election, provided that any such conversion of Fixed Rate Loans shall only be made on the last day of an Interest Period with respect thereto or upon the date of payment in full of any amounts owing pursuant to Section 3.08 as a result of such conversion.  The Companies may elect from time to time to convert outstanding Loans from Prime Rate Loans to any Type of Fixed Rate Loan by giving the Lender irrevocable written notice of such election not later than 11:00 a.m. (New York, New York time), (i) three Business Days prior to the date of the proposed conversion., with respect to a LIBOR Rate Loan and (ii) on the date of the proposed conversion, with respect to a Quoted

Rate Loan.  All or any part of outstanding Prime Rate Loans may be converted as provided herein, provided that each conversion shall be in the principal amount of $500,000 or whole multiples of $100,000 in excess thereof, and further provided that no Default or Event of Default shall have occurred and be continuing.  Any conversion to or from any other Type of Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Fixed Rate Loans having the same Interest Period shall not be less than $500,000.

(g)           Any Fixed Rate Loan in a minimum principal amount of $500,000 may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Companies with the notice provisions contained in the definition of Interest Period; provided, that no Fixed Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period in effect when the Lender is notified, or otherwise has actual knowledge, of such Default or Event of Default.

(h)           If the Companies shall fail to select the duration of any Interest Period for any Fixed Rate Loan in accordance with the definition of “Interest Period” set forth in Section 1.01, the Company shall be deemed to have selected an Interest Period of one month.

(i)            No Loan may be funded as a Fixed Rate Loan, or converted to or continued as a Fixed Rate Loan, with an Interest Period that extends beyond the Revolving Credit Commitment Termination Date.

(j)            Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Companies to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to the Lender to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to the Lender limiting the rates of interest that may be charged or collected by the Lender.  In each such event payments of interest required to be paid to the Lender shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by the Lender.  If the provisions of this Agreement or any Note would at any time otherwise require payment by the Companies to the Lender of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to the Lender shall be reduced to the extent necessary so that the Lender shall not receive interest in excess of such maximum amount.

(k)           Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed.  Any rate of interest on the Loans or other Obligations which is computed on the basis of the Prime Rate shall change when and as the Prime Rate changes in accordance with the definition thereof.  Each determination by the Lender of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.

SECTION 3.02.  Use of Proceeds.   The proceeds of the Revolving Credit Loans shall be used (a) solely for the working capital needs of the Companies and the Guarantors in the ordinary course of their business, and (b) to fund Permitted Acquisitions; provided that the aggregate principal amount of all Revolving Credit Loans for the purpose of funding Permitted Acquisitions shall not exceed $10,000,000 during the term of this Agreement.

SECTION 3.03.  Prepayments.

(a)           The Companies may on the last day of an Interest Period if the Loans to be prepaid are Fixed Rate Loans, or at any time and from time to time if the Loans to be prepaid are Prime Rate Loans, prepay the then outstanding Loans, in whole or in part, without premium or penalty, except as provided in Section 3.08, upon written notice to the Lender (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. (New York, New York time), three Business Days before the date of prepayment with respect to prepayments of LIBOR Rate Loans, or 11:00 a.m. (New York, New York time) one Business Day before the date of prepayment with respect to Prime Rate Loans and Quoted Rate Loans.  Each notice shall be irrevocable and shall specify the date and amount of prepayment and whether such prepayment is of LIBOR Rate Loans, Prime Rate Loans or Quoted Rate Loans, or a combination thereof, and if a combination thereof, the amount of prepayment allocable to each.  If such notice is given, the Companies shall make such prepayment, and the amount specified in such notice shall be due and payable, on the date specified therein.  Each partial prepayment pursuant to this Section 3.03 shall be in a principal amount of $500,000 or whole multiples of $100,000 in excess thereof.

(b)           Each prepayment of principal of a Loan pursuant to this Section 3.03 shall be accompanied by accrued interest to the date prepaid on the amount prepaid.  Unless otherwise directed by the Companies pursuant to Section 3.03(a), partial prepayments of any Loan shall be applied first to outstanding Prime Rate Loans and then to Fixed Rate Loans in such order as the Lender shall determine in its sole and absolute discretion.

SECTION 3.04.  Fees.

(a)           The Companies agree to pay to the Lender a commitment fee on the average daily unused portion of the Revolving Credit Commitment from the date of this Agreement until the Revolving Credit Commitment Termination Date at a rate per annum equal .20%, based on a year of 360 days, payable in arrears on the last day of March, June, September, and December of each year commencing September 30, 2004, on the Revolving Credit Commitment Termination Date and on each date the Revolving Credit Commitment is permanently reduced in whole or in part.  On the Closing Date the Companies agree to pay the Lender the commitment fee payable pursuant to Section 3.04 of the Original Agreement accrued to the Closing Date.

(b)           The Companies agree to pay to the Lender a non-refundable facility fee of $50,000 which shall be paid in full on the Closing Date.

SECTION 3.05.  Inability to Determine Interest Rate.  In the event that the Lender shall have determined (which determination shall be conclusive and binding upon the Companies) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.01(b) for any requested Interest Period with respect to (a) the making of a LIBOR Rate Loan, (b) a LIBOR Rate Loan that will result from the requested conversion of a Prime Rate Loan or a

Quoted Rate Loan into a LIBOR Rate Loan, or (c) the continuation of an LIBOR Rate Loan beyond the expiration of the then current Interest Period with respect thereto, the Lender shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Companies of such determination.  Until the Lender notifies the Companies that the circumstances giving rise to the suspension described herein no longer exist, the Companies shall not have the right to request or continue a LIBOR Rate Loan or to convert a Prime Rate Loan or a Quoted Rate Loan to a LIBOR Rate Loan.

SECTION 3.06.  Illegality.  Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, the Lender shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, and (a) the commitment of the Lender to make and to allow conversion to or continuations of LIBOR Rate Loans shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the next succeeding last day of each Interest Period applicable to such LIBOR Rate Loans or within such  earlier period as may be required by law.  The Companies shall pay to the Lender, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof.

SECTION 3.07.  Increased Costs.

(a)           In the event that any introduction of or change in  any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur on or after the date hereof, which:

(i)            shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, or any Loan, or change the basis of taxation of payments to the Lender of principal, interest, fees or any other amount payable hereunder, excluding income and franchise taxes described in clauses (i), (ii) and (iii), imposed on the Lender pursuant to authorities.

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender; or

(iii)          shall impose on the Lender any other condition, or change therein; and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which the Lender deems material, then, in any such case, the Companies shall pay the Lender, upon demand, such additional amount or amounts as the Lender shall have determined will compensate the Lender for such increased costs or reduction; provided the Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different domestic lending office with respect to the Loans if the making of such designation would avoid the need for, or reduce the amount of, such increased costs that might thereafter accrue; provided, however, that such efforts shall not cause the imposition on the Lender of any additional costs or legal, regulatory administrative burdens deemed by such Lender, in its sole discretion, to be material.

(b)           If the Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any lending office of the Lender) or the Lender’s holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency in each case made subsequent to the date hereof, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Companies shall pay to the Lender, the additional amount or amounts as the Lender shall have determined will compensate the Lender or the Lender’s holding company for such reduction.  The Lender’s determination of such amounts shall be conclusive and binding on any Companies’ absent manifest error.

(c)           A certificate of the Lender setting forth the amount or amounts payable pursuant to Sections 3.07(a) and 3.07(b) above shall be conclusive absent manifest error.  The Company shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 3.08.  Indemnity.  The Companies agree to indemnify the Lender and to hold the Lender harmless from any loss, cost or expense which the Lender may sustain or incur, including, without limitation, interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain Fixed Rate Loans hereunder, as a consequence of (a) default by the Companies in payment of the principal amount of or interest on any Fixed Rate Loan, (b) default by the Companies to accept or make a borrowing of a Fixed Rate Loan or a conversion into or continuation of a Fixed Rate Loan after the Company has requested such borrowing, conversion or continuation, (c) default by the Companies in making any prepayment of any Fixed Rate Loan after the Companies give a notice in accordance with Section 3.03 of this Agreement and/or (d) the making of any payment or prepayment (whether mandatory or optional) of a Fixed Rate Loan or the making of any conversion of a Fixed Rate Loan to a Prime Rate Loan on a day which is not the last day of the applicable Interest Period with respect thereto.  A certificate of the Lender setting forth such amounts shall be conclusive absent manifest error.  The Companies shall pay the Lender the amount shown as due on any certificate within ten days after receipt thereof.

SECTION 3.09.  Taxes.  Except as required by law, all payments made by the Companies under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes imposed on the Lender by (i) the United States of America or any political subdivision or taxing authority thereof or therein, (ii) the jurisdiction under the laws of which the Lender is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (iii) any jurisdiction in which the Lender’s lending office with respect to the Loans is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Lender hereunder, or under the Note, the amount so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Note.  Whenever any Taxes are payable by the Companies, as promptly as possible thereafter, the Companies shall send to the Lender, as the case may be, a certified copy of an original official receipt showing payment thereof.  If the Companies fail to pay Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Companies shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure together with any expenses payable by the Lender in connection therewith.

SECTION 3.10.  Payments.  All payments (including prepayments) to be made by the Companies on account of principal, interest, fees shall be made without set-off or counterclaim and shall be made to the Lender, at the Payment Office of the Lender in Dollars in immediately available funds.  The Lender may, in its sole discretion, directly charge principal and interest payments due in respect of the Loans to any Company’s accounts at the Payment Office or other office of the Lender.  Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 3.11.  Disbursement of Loans.  The Lender shall make each Loan to be made by it hereunder available to the Companies at the Payment Office by crediting the account of the Companies with such amount and in like funds; provided, however, that if the proceeds of any Loan or any portion thereof are to be used to prepay outstanding Loans, then the Lender shall apply such proceeds for such purpose to extent necessary and credit the balance, if any, to the Companies’ account.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to extend the credit herein provided for, the Companies jointly and severally represent and warrant to the Lender that:

SECTION 4.01.  Organization, Powers.  Each Company and each Guarantor (a) is a corporation or limited liability company, duly organized, or formed, as applicable, validly existing and in good standing under the laws of the state of its incorporation or formation, (b) has the power and authority to own its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except those jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) has the power to execute, deliver and perform each of the Loan Documents to which it is a party, including, without limitation, with respect to the Companies, the power to obtain extensions of credit hereunder and to execute and deliver the Note.

SECTION 4.02.  Authorization of Borrowing, Enforceable Obligations.  The execution, delivery and performance by the Companies of this Agreement, and the other Loan Documents to which it is a party, the borrowings and the other extensions of credit to the Companies hereunder, and the execution, delivery and performance by each of ELI’s Subsidiaries of the Loan Documents to which such Subsidiary is a party, (a) have been duly authorized by all requisite corporate, limited partnership or limited liability action, (b) will not violate or require any consent (other than consents as have been made or obtained and which are in full force and effect) under (i) any provision of law applicable to ELI or any Subsidiary of ELI, any rule or regulation of any applicable Governmental Authority, or the Certificate of Incorporation or By-laws of ELI or the Certificate of Incorporation, By-Laws, or other organizational documents, as applicable, of any Subsidiary of ELI or (ii) any order of any court or other Governmental Authority binding on ELI or any Subsidiary of ELI and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, of any nature whatsoever upon any of the property or assets of ELI or any Subsidiary of ELI other than as contemplated by this Agreement or the other Loan Documents.  This Agreement and each other Loan Document to which ELI or any of its Subsidiaries is a party constitutes a legal, valid and binding obligation of ELI and each such Subsidiary of ELI, as the case may be, enforceable against ELI and each such Subsidiary of ELI, as the case may be, in accordance with its terms.

SECTION 4.03.  Financial Condition.

(a)           The Companies have heretofore furnished to the Lender (i) the audited consolidated balance sheet of ELI and its Subsidiaries and the related consolidated statement of income, retained earnings and cash flow of ELI and its Subsidiaries, audited by PricewaterhouseCoopers LLP, independent auditors, for the fiscal year ended December 31, 2003, and (ii) the unaudited consolidated balance sheet of ELI and its Subsidiaries and the related consolidated statements of income, retained earnings and cash flow of ELI and its Subsidiaries for the three month period ended March 31, 2004.  Such financial statements were prepared in conformity with Generally Accepted Accounting Principles, applied on a consistent basis, and fairly present the consolidated financial condition and consolidated results of operations of ELI and its Subsidiaries as of the date of such financial statements and for the periods to which they relate, except in the case of interim statements for the absence of notes thereto and for normal year-end audit adjustments, and since March 31, 2004, no Material Adverse Effect has occurred.  The Companies shall deliver to the Lender a certificate of the Chief Financial Officer to that effect on the Closing Date.  Other than obligations and liabilities arising in the ordinary course of business since March 31, 2004, there are no material obligations or liabilities contingent or otherwise, of ELI or any of its Subsidiaries which are not reflected or disclosed on such audited and unaudited statements or in the footnotes thereto and which are required to be disclosed on such financial statements, other than obligations of ELI and its Subsidiaries incurred in the ordinary course of business (which shall be deemed to exclude acquisitions by ELI or any Subsidiary of ELI of the business or assets (including, without limitation stock) of any Person other than the purchase of inventory in the ordinary course of business).

(b)           Each Company, jointly, and together with the Guarantors, are Solvent and immediately after giving effect to each Loan and each other extension of credit contemplated by this Agreement and the execution of each Loan Document, will be Solvent.

SECTION 4.04.  Taxes.  All assessed deficiencies resulting from Internal Revenue Service examinations of the federal income tax returns of ELI or any of its Subsidiaries have been discharged or reserved against in accordance with Generally Accepted Accounting Principles.  ELI and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes required to be paid by it and all assessments received by it, to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with Generally Accepted Accounting Principles.

SECTION 4.05.  Title to Properties.  ELI and each of its Subsidiaries has good title to their respective properties and assets reflected on the December 31, 2003 financial statements as owned by it, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business (including inventory), and all such properties and assets are free and clear of all Liens other than Permitted Liens.

SECTION 4.06.  Litigation.

(a)           Except as set forth on Schedule V annexed hereto, there are no actions, suits or proceedings (whether or not purportedly on behalf of ELI or any of its Subsidiaries) pending or, to the knowledge of any Company, threatened against or affecting ELI or any of its Subsidiaries at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which could reasonably be expected to result in a Material Adverse Effect; and

(b)           neither ELI nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority applicable to it or its properties which could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.07.  Agreements.   Neither ELI nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect.  Neither ELI nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 4.08.  Compliance with ERISA. Each Plan is in compliance with ERISA; no Plan is insolvent or in reorganization, no Plan or Plans have an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency; neither any Company, any Guarantor nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the prior termination of participation in or contributions to any such Plan; no proceedings have been instituted to terminate any Plan; no condition exists which could reasonably be expected to present a risk to any Company, any Guarantor or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of any Company, any Guarantor or any ERISA Affiliates exists or is likely to arise on account of any Plan and each Company and each Guarantor, as applicable, may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability to any Person interested therein.

SECTION 4.09.  Federal Reserve Regulations; Use of Proceeds.

(a)           Neither ELI nor any of its Subsidiaries is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).

(b)           No part of the proceeds of any Loan and no other extension of credit hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

(c)           The proceeds of each Loan, and each other extension of credit hereunder shall be used solely for the purposes permitted under Section 3.02.

SECTION 4.10.  Approvals.  No registration with or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Companies, or with the execution and delivery of each other Loan Documents to which ELI or its Subsidiaries is a party or, with respect to the Companies, the borrowings and each other extension of credit hereunder.

SECTION 4.11.  Subsidiaries.  Attached hereto as Schedule I is a correct and complete list of each of ELI’s Subsidiaries as of the Closing Date showing as to each Subsidiary, its name, the jurisdiction of its incorporation, its shareholders or other owners of an interest in each Subsidiary and the number of outstanding shares or other ownership interest owned by each shareholder or other owner of an interest.

SECTION 4.12.  Hazardous Materials.  ELI and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and neither ELI nor any of its Subsidiaries has used Hazardous Materials on or affecting any property now owned or occupied or previously owned or occupied by ELI or its Subsidiaries in any manner which violates in any material respect any applicable Environmental Law.  To ELI’s knowledge, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates any applicable Environmental Law.

SECTION 4.13.  Investment Company Act.  Neither ELI nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.14.  No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 4.15.  Permits and Licenses.   ELI and each of its Subsidiaries each has all material permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses including, without limitation, all permits, licenses, certifications, authorizations and approvals of the Food and Drug Administration, Consumer Product Safety Commission, Drug Enforcement Agency, Federal Trade Commission, U.S. Department of Agriculture, Occupation, Safety and Health Administration and all other federal and state governmental authorities having jurisdiction over the Company’s business or any of the Company Subsidiaries’ businesses.

SECTION 4.16.  Compliance with Law.   ELI and each of its Subsidiaries are each in compliance, with all material laws, rules, regulations, orders and decrees which are applicable to ELI or any of its Subsidiaries, or to any of their respective properties including, without limitation, all law, rules, regulations, order and decrees of the Food and Drug Administration, Consumer Product Safety Commission, Drug Enforcement Agency, Federal Trade Commission, U.S. Department of Agriculture, Occupation, Safety and Health Administration and all other federal and state governmental authorities having jurisdiction over the business of ELI or any of ELI’s Subsidiaries’ businesses.

SECTION 4.17.  Disclosure.   Neither this Agreement, any other Loan Document, nor any other document, certificate or written statement furnished to the Lender by or on behalf of ELI or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect when taken as a whole and in light of the circumstances in which they were made.

ARTICLE V

CONDITIONS OF LENDING

SECTION 5.01.  Conditions to Initial Extension of Credit.  The obligation of the Lender to make its initial Loan hereunder is subject to the following conditions precedent:

(a)           Note.  On or prior to the Closing Date, the Lender shall have received the Revolving Credit Note duly executed by the Companies.

(b)           Guaranty.  On or prior to the Closing Date, the Lender shall have received a Guaranty duly executed by the Guarantor.

(c)           Opinion of Counsel.  On or prior to the Closing Date, the Lender shall have received a written opinion of counsel for the Companies and the Guarantors dated the Closing Date and addressed to the Lender, substantially in the form of Exhibit C attached hereto.

(d)           Supporting Documents.  On or prior to the Closing Date, the Lender shall have received (i) a certificate of good standing for each Company and each Guarantor from the secretary of state of the states of their organizational jurisdiction dated as of a recent date, and (ii) a certificate of an authorized officer of each Company and each Guarantor dated the Closing Date and certifying:  (x) that the charter documents of such Person have not been amended since February 8, 2002 (or if there has been any such amendment, attaching a certified copy thereof) and that the charter documents certified to the Lender on February 8, 2002 are true, correct and complete as of the Closing Date; (y) that attached thereto is a true and complete copy of resolutions adopted by the board of directors or other governing body or Persons of each Company and by the board of directors or other governing body or Persons of each Guarantor authorizing the execution, delivery and performance of each Loan Document to which it is a party and, with respect to each Company, the borrowings and other extensions of credit hereunder; and (z) the incumbency and specimen signature of each officer of each Company and of each officer or other authorized Person of each Guarantor executing each Loan Document to which any Company or Guarantor is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer of each Company and each Guarantor as to the incumbency and signature of such officer of each Company and each Guarantor; and (iv) such other documents as the Lender may reasonably request.

(e)           Insurance.  On or prior to the Closing Date, the Lender shall have received a certificate or certificates of insurance from an independent insurance broker or brokers confirming the insurance required to be maintained pursuant to Section 6.01 hereof.

(f)            Fees and Expenses.  On or prior to the Closing Date, the Lender shall have received the fees payable on the Closing Date pursuant to Section 3.04(b) and reimbursement of expenses in accordance with Section 9.03(b).

(g)           No Litigation.  Except as set forth on Schedule V, there shall exist no action, suit, investigation, litigation or proceeding affecting any Company or any Guarantor pending or, to the knowledge of the Companies, threatened before any court, governmental agency or arbiter that could reasonably be expected to be adversely determined against such Company or such Guarantor and, if so adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)           Consents and Approvals.  All governmental and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect, and no law or regulation shall be applicable in the judgment of the Lender that imposes materially adverse conditions upon the transactions contemplated hereby.

(i)            No Material Adverse Changes.  There shall not have occurred any material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of any Company or any Guarantor since March 31, 2004.

(j)            Officer’s Certificate.  On the Closing Date, the Lender shall have received a certificate dated the Closing Date, executed by an Executive Officer confirming compliance with the conditions set forth in clauses (a) and (b) of Section 5.02.

(k)           Other Information, Documentation.  The Lender shall have received such other and further information and documentation as it may reasonably require, including, but not limited to, any information or documentation relating to compliance by ELI and each of its Subsidiaries with the requirements of all Environmental Laws.

(l)            Completion of Proceedings.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents, shall be reasonably satisfactory in form and substance to the Lender, and its counsel.

SECTION 5.02.  Conditions to All Extensions of Credit.  The obligation of the Lender to make each Loan hereunder, including, without limitation, the initial Loan, is subject to the conditions precedent set forth in Section 5.01 and the following conditions precedent:

(a)           Representations and Warranties.  The representations and warranties by each Company pursuant to this Agreement and by each Company and each Guarantor pursuant to the other Loan Documents to which each is a party shall be true and correct in all material respects on and as of the Borrowing Date with the same effect as though such representations and warranties had been made on and as of such date unless such representation is as of a specific date, in which case, as of such date.

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or will result after giving effect to the Loan requested.

(c)           Permitted Acquisitions.  In the event all or a portion of the requested Revolving Credit Loan is to be used to fund an acquisition permitted pursuant to Section 7.12, such acquisition shall constitute a “Permitted Acquisition” and the Lender shall have received a certificate executed by an Executive Officer of ELI to that effect.

Each borrowing hereunder shall constitute a representation and warranty of each Company that the statements contained in clauses (a), (b), and (c) of Section 5.02 are true and correct on and as of the Borrowing Date as though such representation and warranty had been made on and as of such date.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Companies, jointly and severally, covenant and agree with the Lender that so long as the Commitment remains in effect, or any of the principal of or interest on the Note or any other Obligations hereunder shall be unpaid it will, and will cause each of ELI’s Subsidiaries to:

SECTION 6.01.  Existence, Properties, Insurance.  Except with respect to any Inactive Subsidiary, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability company existence, as applicable, rights and franchises and comply in all material respects with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property, in each case, used or useful in and material to the conduct of its business and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted in the ordinary course at all times; and at all times maintain insurance covering its assets and its businesses with financially sound and reputable insurance companies or associations in such amounts and against such risks (including, without limitation, credit, hazard, business interruption, public liability and product liability) as are usually carried by companies engaged in the same or similar business; provided, however, product liability insurance shall be in an amount not less than $50,000,000 per claim and in the aggregate except with respect to (a) phentermine, which shall be not less than $25,000,000 per claim and in the aggregate, and (b) phenylpropanolamine, which shall be not less than $25,000,000 per claim and in the aggregate, and which may be “Supplemental Extended Reporting Policies” only.

SECTION 6.02.  Payment of Indebtedness and Taxes.

(a)           pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable, except where the failure to pay the same could not reasonably be expected to have a Material Adverse Effect; provided, however, neither ELI nor any Subsidiary of ELI shall be required to pay any such indebtedness or obligations so long as the same shall be contested in good faith by appropriate proceedings and ELI or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to the indebtedness or obligation so contested; and

(b)           pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither ELI nor any Subsidiary of ELI shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and ELI or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; further, provided that, subject to the foregoing proviso, ELI and each of its Subsidiaries will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

SECTION 6.03.  Financial Statements, Reports, etc.  Furnish to the Lender:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of ELI, a copy of the audited consolidated balance sheet of ELI and its Subsidiaries as of the end of such year and the related audited consolidated statements of income, shareholders’ equity and cash flow for such year, setting forth in each case in comparative form the respective figures as of the end of and for the previous fiscal year, and accompanied by a report thereon of PricewaterhouseCoopers, LLP or other independent auditors of recognized standing selected by ELI and satisfactory to the Lender (the “Auditor”), which report shall be unqualified, setting forth in comparative form the respective figures as of the end of and for the previous fiscal year;

(b)           as soon as available, but in any event not later than 45 days after the end of each quarterly period of each fiscal year of ELI, a copy of the unaudited interim consolidated balance sheet of ELI and its Subsidiaries as of the end of each such quarter and the related unaudited interim consolidated statements of income, balance sheet and cash flow for such quarter and the portion of the fiscal year through such date and setting forth in each case in comparative form the respective figures for the corresponding date and period in the previous fiscal year, in each case prepared by the Chief Financial Officer in accordance with Generally Accepted Accounting Principles, applied on a consistent basis (subject to normal year-end audit adjustments and the absence of footnotes) and certified by the Chief Financial Officer as presenting fairly the financial condition and results of operations of ELI and its Subsidiaries for the date and period to which they relate;

(c)           a certificate prepared and signed by the Chief Financial Officer with each delivery required by (a) and (b) as to whether or not, as of the close of such preceding period and at all times during such preceding period, ELI and each of its Subsidiaries, as the case may be, was in compliance with all the provisions in this Agreement, showing computation of financial covenants and quantitative negative covenants, and if such Chief Financial Officer shall have obtained knowledge of any default in such compliance or notice of such default, it shall disclose in such certificate such default or defaults or notice thereof and the nature thereof, whether or not the same shall constitute a Default or an Event of Default hereunder;

(d)           at all times indicated in clause (a) above a copy of the management letter, if any, prepared by the Auditor;

(e)           promptly after filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports which any Company or any of its Subsidiaries shall file with the Securities and Exchange Commission;

(f)            promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in any materially adverse action to be taken by such agency;

(g)           promptly, from time to time, such other information regarding the operations, business affairs and condition (financial or otherwise) of ELI or any of its Subsidiaries as the Lender may reasonably request.

SECTION 6.04.  Books and Records; Access to Premises.  Keep adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with Generally Accepted Accounting Principles, and which shall reflect all financial transactions of ELI and each of its Subsidiaries.  At any time, and from time to time permit the Lender or any agents or representatives thereof, upon reasonable prior notice, to examine and make copies of and abstracts from the books and records of such information which the Lender deems is necessary or desirable (including, without limitation, the financial records of ELI and its Subsidiaries) and to visit the properties of ELI or any of its Subsidiaries and to discuss the affairs, finances and accounts of ELI or any of its Subsidiaries with any of their respective executive officers or ELI’s independent accountants during normal business hours; at any time and from time to time (and in any event not less than once per fiscal year), upon prior notice to the Companies; permit the Lender or any agent or representative thereof, upon not less than one Business Day’s prior notice, to conduct field audits of any Company’s and the Guarantors’ respective properties, all such costs and expenses and charges in connection thereof to be paid by the Companies; provided, however, so long as no Default or Event of Default shall have occurred and be continuing, the Companies shall not be required to pay for more than one such audit in any fiscal year.

SECTION 6.05.  Notice of Adverse Change.  Promptly notify the Lender in writing of (a) any change in the business or the operations of ELI or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Lender pursuant to this Agreement, fail, in any material respect, to present fairly, as of the date thereof and for the period covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

SECTION 6.06.  Notice of Default.  Promptly notify the Lender of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.

SECTION 6.07.  Notice of Litigation.  Promptly notify the Lender of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against ELI or any Subsidiary of ELI on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08.  Notice of Default in Other Agreements.  Promptly notify the Lender of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which ELI or any Subsidiary of ELI is a party (including, without limitation, any Material Contract) which default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.09.  Notice of ERISA Event.  Promptly deliver to the Lender a certificate of the Chief Financial Officer setting forth details as to such occurrence and such action, if any, which any Company, a Guarantor or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such Company, such Guarantor, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator, with respect thereto: that a Reportable Event has occurred with respect to a Plan, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that one or more Plans have an Unfunded Current Liability giving rise to a Lien under ERISA, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that any Company, any Guarantor or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA.  The Companies will deliver to the Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Lender pursuant to the first sentence hereof, copies of annual reports and any other notices received by any Company required to be delivered to the Lender hereunder shall be delivered to the Lender no later than ten days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by any Company or any Guarantor.

SECTION 6.10.  Notice of Environmental Law Violations.  Promptly notify the Lender of the receipt of any notice of an action, suit, and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending against ELI or any Subsidiary of ELI relating to any alleged violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.11.  [RESERVED]

SECTION 6.12.  Notice of Regulatory Matters.   Promptly notify the Lender of the receipt of any notice of, (a) an action, suit and proceeding before any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, pending against ELI or any Subsidiary of ELI relating to any alleged violation of any laws, rules or regulations pertaining to the development, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, sale, distribution, or promotion of any of ELI’s products or any Subsidiary of ELI’s products or those products manufactured by ELI or its Subsidiaries for third parties (b) the withdrawal of any approval of ELI’s or its Subsidiaries’ products (c) the seeking of an injunction by any such governmental authority with respect to the manufacture, sale or distribution of any product of ELI or any Subsidiary, (d) voluntary recall of any products of ELI or any Subsidiary of ELI which, in each case of the foregoing, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.13.  Compliance with Applicable Laws.  Comply with the requirements of all material applicable laws, rules, regulations and orders of any Governmental Authority, including, without limitation, the rules and regulations of the Food and Drug Administration, Drug Enforcement Agency, Consumer Product Safety Commission, Federal Trade Commission, U.S. Department of Agriculture, Occupation, Safety and Health Administration and the other federal and state governmental authorities having jurisdiction over ELI’s business or any of ELI’s Subsidiaries’ business.

SECTION 6.14.  Subsidiaries.  Give the Lender prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary of ELI not existing on the Closing Date and cause each such Subsidiary to execute a Guaranty and to provide to the Lender the supporting documents identified in clauses (i), (ii), and (iii) of Section 5.01(d) in each case with respect to such Subsidiary; together with a favorable written opinion of counsel to such Subsidiary addressed to the Lender, in the form attached hereto as Exhibit D with respect to such Subsidiary and with respect to the documents required to be executed by such Subsidiary pursuant to this Section 6.14.

SECTION 6.15.  Environmental Laws.  Comply in all material respects with the requirements of all Environmental Laws, provide to the Lender all documentation in connection with such compliance that the Lender may reasonably request, and defend, indemnify, and hold harmless the Lender and its respective employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, or release of any Hazardous Materials on any property at any time owned or occupied by ELI or any Subsidiary of ELI; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of applicable Environmental Laws, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

ARTICLE VII

NEGATIVE COVENANTS

The Companies, jointly and severally, covenant and agree with the Lender that so long as the Commitment remains in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid, it will not, and will not cause or permit any Subsidiary of ELI, directly or indirectly, to:

SECTION 7.01.  Liens.      Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:

(a)           Liens existing on the date hereof as set forth on Schedule II attached hereto including any renewals or extensions thereof; provided that no such Lien is extended to cover any additional property (other than after acquired property to the extent such extension is identified on Schedule II) and that the amount of Indebtedness secured thereby is not increased;

(b)           Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of ELI or its Subsidiaries in accordance with Generally Accepted Accounting Principles;

(c)           Carriers’, warehousemens’, mechanics’, suppliers’ or other like Liens arising in the ordinary course of business and not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Lender in any of the collateral subject to the Security Documents;

(d)           Liens incurred or deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, performance and appeal bonds, and other obligations of similar nature incurred in the ordinary course of business;

(e)           Easements, rights of way, restrictions and other similar charges or encumbrances which in the aggregate do not interfere in any material respect with the occupation, use and enjoyment by ELI or any of its Subsidiaries of the property or assets encumbered thereby in the normal course of their respective business or materially impair the value of the property subject thereto;

(f)            Deposits under workmen’s compensation, unemployment insurance and social security laws;

(g)           Liens, if any, granted to the Lender;

(h)           Purchase money liens for fixed assets (i.e., machinery, equipment, furniture, fixtures, and leasehold improvements) including obligations with respect to Capital Leases; provided in each case (i) no Default or Event of Default shall have occurred and be continuing or shall occur after giving effect to such lien, (ii) such purchase money lien does not exceed 100% of the purchase price of, and encumbers only, the property acquired, and (iii) such purchase money Lien does not secure any Indebtedness other than in respect of the purchase price of the asset acquired or any refinancing of such Indebtedness permitted pursuant to Section 7.02(f);

(i)            Liens with respect to Eon Pharma LLC’s real property and improvements located in Wilson, North Carolina securing the indebtedness described in Section 7.02(e) below;

(j)            Liens granted to secure Indebtedness incurred in connection with a Permitted Acquisition as permitted pursuant to Section 7.02(i) below provided such Liens attach solely to real property and/or personal property (other than accounts receivable and inventory) acquired by any Company or any Guarantor pursuant to such Permitted Acquisition.

SECTION 7.02.  Indebtedness.  Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, other than:

(a)           Indebtedness incurred prior to the date hereof as described in Schedule III attached hereto, including any renewals or extensions thereof; provided such renewal or extension does not result in an increase in the aggregate principal amount of such Indebtedness;

(b)           Indebtedness to the Lender;

(c)           Indebtedness for trade payables incurred in the ordinary course of business and payable in accordance with customary trade practices;

(d)           Indebtedness consisting of guarantees permitted pursuant to Section 7.03;

(e)           Indebtedness to a bank or other financial institution secured solely by liens permitted pursuant to Section 7.01(i) above provided such indebtedness shall (i) not exceed $30,000,000, (ii) be term indebtedness, and (iii) shall require mortgage amortization over a period of not less than five (5) years;

(f)            Indebtedness secured by purchase money liens (including any refinancing thereof provided the principal amount of such Indebtedness does not exceed the principal amount of such Indebtedness immediately prior to such refinancing) as permitted under Section 7.01(h); provided such Indebtedness incurred in any fiscal year of ELI shall not exceed $1,000,000, and, further, provided no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Indebtedness;

(g)           Indebtedness arising under Capital Leases; provided that the aggregate amount of such Indebtedness incurred in any fiscal year of ELI shall not exceed $500,000;

(h)           Indebtedness owing by any Company to any other Company or from any Company to any Guarantor or from any Guarantor to any Guarantor or from the Guarantor to any Company; provided the aggregate of such indebtedness of the Guarantors to the Companies shall not exceed $10,000,000;

(i)            Indebtedness to any seller of assets, stock or other equity interests in connection with a “Permitted Acquisition”, provided (i) Indebtedness evidences all or a portion of the purchase price for such assets, stock or equity interests and (ii)  the aggregate amount of all such Indebtedness during the term of this Agreement shall not exceed $10,000,000; and

(j)            Unsecured indebtedness for borrowed money not enumerated in clauses (a) through (h) of this Section 7.02 provided that the aggregate amount of all such indebtedness shall not exceed an amount equal to (x) $30,000,000 less (y) the aggregate principal amount outstanding pursuant to Section 7.02(e) .

SECTION 7.03.  Guaranties.  Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

(a)           guaranties executed prior to the date hereof as described on Schedule IV attached hereto but not including any renewals or extension thereof;

(b)           endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

(c)           guaranties of any Indebtedness under this Agreement or any other Loan Document;

(d)           guaranties by any Company of any Indebtedness permitted pursuant to Section 7.02 hereof of any Subsidiary of ELI or guaranties by any Subsidiary of ELI of such Indebtedness of any Company or any other Subsidiary of ELI.

SECTION 7.04.  Sale of Assets.  Sell, assign, lease, transfer or otherwise dispose of any of their now owned or hereafter acquired respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for (a) the sale of inventory disposed of in the ordinary course of business, (b) so long as no Event of Default shall have occurred and is continuing or would occur as a result thereof, the sale or other disposition of properties or assets no longer used or useful in the conduct of their respective businesses, and (c) the sale or transfer of assets between any of the Companies and/or any of the Guarantors.

SECTION 7.05.  Sales of Receivables.   Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to ELI or any of its Subsidiaries, with or without recourse, except for collection in the ordinary course of business.

SECTION 7.06.  Loans and Investments.  Make or commit to make any advance, loan, extension of credit, or capital contribution to, or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person except for (a) the ownership of stock of any Subsidiaries existing as of the Closing Date and the ownership of 50% of the voting shares of Alphora Research, Inc., (b) Eligible Investments, (c) Permitted Acquisitions, (d) investments, loans or advances by any Guarantor in any Company or in any other Guarantor (e) investments, loans or advances by any Company in any other Company or by any Company in any Guarantor provided the aggregate amount of all such investments, loans and advances by the Companies outstanding in any Guarantor shall not exceed $10,000,000 (calculated exclusive of existing loans and capital contributions by ELI to Eon Distribution, Inc. in an amount not to exceed $80,000,000) at any time, (f) promissory notes issued by employees of any Company or any Guarantor in connection with the exercise of options to acquire stock of any Company or any Guarantor, (g) promissory notes accepted by the Company or any Guarantor in settlement of disputed accounts with third parties, and (h) investments in wholly-owned Subsidiaries incorporated or formed under the laws of any State of the United States of America, and with respect to which the Companies have complied with their obligations under Section 6.14 hereof.

SECTION 7.07.  Nature of Business.  Change or alter, in any material respect, the nature of its business from the nature of the business engaged in by it on the date hereof.

SECTION 7.08.  Sale and Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, of it or any of its Subsidiaries, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

SECTION 7.09.  Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 7.10.  Accounting Policies and Procedures.  Permit any change in the accounting policies and procedures of the Company or any of its Subsidiaries, including a change in fiscal year,

provided, however, that any policy or procedure required to be changed by the Financial Accounting Standards Board (or other board or committee thereof) in order to comply with Generally Accepted Accounting Principles may be so changed.

SECTION 7.11  Hazardous Materials.  Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission (provided it has a duty to act) on the part of ELI or any of its Subsidiaries, a release of Hazardous Materials onto such property or asset or onto any other property in violation of any such laws or regulations.

SECTION 7.12.  Limitations on Fundamental Changes.  Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to, any Person, acquire all of the stock or all or substantially all of the assets or the business of any Person (other than pursuant to a Permitted Acquisition) or, except with respect to any Inactive Subsidiary, liquidate, wind up or dissolve or suffer any liquidation or dissolution provided, however, (a) any Guarantor may merge or consolidate with and into any other Guarantor or any Company provided such Company is the surviving corporation, and (b) a Company may merge with any other Company.

SECTION 7.13.  Financial Condition Covenants.

(a)           Leverage Ratio.  Permit the ratio of Consolidated Funded Debt to Consolidated EBITDA at the end of any fiscal quarter  to be greater than the ratio set forth opposite the applicable period:

Period	Maximum Ratio

June 30, 2004 through December 30, 2004	1.50:1.00
December 31, 2004 and thereafter	1.25:1.00

(b)           Consolidated Debt Service Coverage Ratio.   Permit the Consolidated Debt Service Coverage Ratio at the end of any fiscal quarter commencing with the fiscal quarter ending July 30, 2004 to be less than 2.00:1.00.

(c)           Minimum Consolidated Net Worth.  Permit the Consolidated Net Worth at the end of any fiscal quarter during any fiscal year to be less than $328,780,000.

SECTION 7.14.  Dividends.  Declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of ELI or any of its Subsidiaries or any warrant to purchase any class of stock of ELI or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of ELI or any of its Subsidiaries or in any combination thereof, or permit any Subsidiary to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of ELI or any other Subsidiary of ELI not wholly owned directly or indirectly by ELI or any warrant to purchase any class of stock of ELI or any other Subsidiary of ELI from any Person if a Default or Event of Default shall have occurred and be continuing or would occur after giving effect thereto.

SECTION 7.15.  Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of, and pursuant to the reasonable requirements of, ELI’s or any of its Subsidiaries’ business and upon fair and reasonable terms no less favorable to ELI or such Subsidiary than they would obtain in a comparable arms-length transaction with a Person not an Affiliate; provided that, so long as no Default or Event of Default shall have occurred and be continuing, ELI and any of its Subsidiaries may pay royalties and customary research and development costs and expenses to Hexal AG and Hexal Pharmaceuticals, Inc. and any other Affiliate of ELI, as applicable.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01.  Events of Default.  In the case of the happening of any of the following events (each an “Event of Default”):

(a)           failure to pay (i) the principal of any Loan, or any fee or other amount (other than interest on any Loan) due under this Agreement, as and when due and payable or (ii) within two days after the same becomes due and payable any interest on any Loan;

(b)           default shall be made in the due observance or performance of (i) any covenant or agreement set forth in Article VI hereof provided if such default is capable of cure, such default shall have continued unremedied for a period of 15 days or (ii) any other covenant, condition or agreement of any Company or any of Subsidiaries to be performed pursuant to this Agreement or any other Loan Document (other than those specified in clause (a) of this Section 8.01);

(c)           any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d)           any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(e)           default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of ELI or any of its Subsidiaries in excess of $1,000,000 individually or in the aggregate (other than the Note) if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, or, any such Indebtedness shall not be paid when due;

(f)            ELI or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for ELI or any of its Subsidiaries or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing; or(vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of ELI or any of its Subsidiaries or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for ELI or any of its Subsidiaries or for a substantial part of their property, or (iii) the winding-up or liquidation of ELI or any of its Subsidiaries and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;

(h)           one or more orders, judgments or decrees for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against ELI or any of its Subsidiaries and the same shall not have been paid in accordance with such judgment, order or decree or settlement and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect;

(i)            any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is applied for or granted under Section 412 of the Code, any Plan is terminated by ELI, any of its subsidiaries, or any ERISA Affiliate or the subject of termination proceedings under ERISA any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or ELI, any of its Subsidiaries or  any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of ELI or any of its Subsidiaries or the granting of a security interest on such assets, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;

(j)            any material provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or ELI or any of its Subsidiaries shall so assert in writing;

(k)                                  a Change of Control shall have occurred;

(l)            any Material Adverse Effect shall have occurred;

(m)          one or more orders, judgments or decrees for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against ELI or any of its Subsidiaries;

(n)           the Food and Drug Administration, Drug Enforcement Agency, Consumer Product Safety Commission, Federal Trade Commission, U.S. Department of Agriculture, Occupation, Safety and Health Administration, or any other state or governmental agency having jurisdiction over the business of ELI or any of the Subsidiaries’ businesses shall take any action (including without limitation, any recall of product, or any seizure of assets) and such action could reasonably be expected to have a Material Adverse Effect; or

(o)           any Company shall receive notification that any product liability insurance required to be maintained pursuant to Section 6.01 will not be renewed or will only be renewed in an amount less than the coverage required and prior to the earlier of (i) the effective date of such renewal or reduced amount and (ii) thirty (30) days from the date of such notice, the Companies shall not have in full force and effect the product insurance policies required to be maintained pursuant to Section 6.01;

then, at any time thereafter during the continuance of any such event, the Lender may, in its sole discretion, by written or telephonic notice to the Companies, take either or both of the following actions, at the same or different times, (a) terminate the Commitment and (b) declare (i) the Note, both as to principal and interest, and (ii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; provided, however, that if an event specified in Section 8.01(f) or (g) shall have occurred, the Commitment shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i) and (ii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Note to the contrary notwithstanding.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Notices.   All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three (3) Business Days after the day on which mailed in the United States, addressed to such party at such address:

(a)	if to the Lender, at

JPMorgan Chase Bank
241-02 Northern Boulevard
Douglaston, New York 11362
	Attention:	Relationship Manager for Eon Labs, Inc.
	Telecopy:	(718) 229-8326

(b)	if to the Companies, at

Eon Labs, Inc.
227-15 N. Conduit Avenue
Laurelton, New York 11413
	Attention:	Mr. William F. Holt, Chief Financial Officer
	Telecopy:	(718) 276-1735

With a copy to

Kelley, Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: Jane E. Jablons, Esq.
Telecopy: (212) 808-7897

- and -

(c)           as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 9.01.

SECTION 9.02.  Effectiveness; Survival.  This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Lender.  All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Lender of the Loans as herein contemplated and the execution and delivery to the Lender of the Note evidencing the Loans and shall continue in full force and effect so long as the Obligations hereunder are outstanding and unpaid and the Commitment is in effect.  The obligations of the Companies pursuant to Section 3.07, Section 3.08, Section 3.10 and Section 9.03 shall survive termination of this Agreement and payment of the Obligations.

SECTION 9.03.  Expenses.  The Companies agree, jointly and severally, (a) to indemnify, defend and hold harmless the Lender and its officers, directors, employees, and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable, legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person, (b) to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the preparation and execution of and any amendment, supplement or modification to this Agreement, the Note any other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Farrell Fritz, P.C., counsel to the Lender, and (c) to pay or reimburse the Lender for all their costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Note, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Lender, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations.

SECTION 9.04.  Successors and Assigns; Participations.

(a)           This Agreement shall be binding upon and inure to the benefit of the Companies, the Lender, all future holders of the Note and their respective successors and assigns, except that no Company may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

(b)           The Lender reserves the right to sell participations in or to sell and assign its rights, duties or obligations with respect to the Loans or the Commitment to such banks, lending institutions or other  financial institutions as it may choose and without the consent of the Companies; provided so long as no Default or Event of Default shall have occurred and be continuing, each assignment of the Loan and Commitment shall be in the minimum amount of $5,000,000 per assignee.  The Lender may furnish any information concerning ELI or any of its Subsidiaries in its possession from time to time to any assignee or participant (or proposed assignee or participant).  The Lender may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement and its Note to a Federal Reserve Bank, provided that no such assignment shall release the transferor Lender from its Commitment or its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party to this Agreement.

SECTION 9.05.  No Waiver; Cumulative Remedies.  Neither any failure nor any delay on the part of the Lender in exercising any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.  The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

SECTION 9.06.  APPLICABLE LAW.  THIS AGREEMENT AND THE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK,  WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

SECTION 9.07.  SUBMISSION TO JURISDICTION; JURY WAIVER.  EACH COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF QUEENS OR COUNTY OF NASSAU IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH COMPANY AGREES NOT TO ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING.   EACH COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT.

SECTION 9.08.  Severability.  In case any one or more of the provisions contained in this Agreement, any Note or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 9.09.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender and, to the extent permitted by applicable law, each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or any Affiliate of the Lender to or for the credit or the account of any Company against any and all of the Obligations of the Companies, irrespective of whether or not the Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured.  The rights of the Lender and each Affiliate of the Lender under this Section 9.09 are in addition to other rights and remedies (including, without limitation, other rights of set off) which they may have.

SECTION 9.10.  Headings.  Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 9.11.  Modification of Agreement.  No modification, amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by any Company or Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender and such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Company or Guarantor in any case shall entitle any Company or Guarantor, as the case may be, to any other or further notice or demand in the same, similar or other circumstances.

SECTION 9.12.  Construction.  This Agreement is the result of negotiations between, and has been reviewed by, each of the Companies, the Lender and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against any Company or the Lender.

SECTION 9.13.  Confidentiality.  The Lender agrees that it will not disclose without the prior consent of the Companies (other than to affiliates of the Lender and its directors, employees, auditors, counsel or other professional advisors and their respective counsel who are advised of the need, and have agreed, to maintain the confidentiality thereof) (collectively, “Representatives”) any Confidential Information (as defined below) with respect to ELI or any of its Subsidiaries which is furnished by or on behalf of any Company; provided that the Lender may disclose any such information (a) as may be required or appropriate (i) in any report, statement or testimony submitted to any municipal, state or federal or other governmental regulatory body having or claiming to have jurisdiction over the Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or (ii) in connection with any request or requirement of any such regulatory body; (b) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; (c) to comply with any law, order, regulation or ruling applicable to the Lender; and (d) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by the Lender; provided that such prospective transferee agrees to be bound by this Section 9.13 to the same extent as the Lender.  As used herein “Confidential Information” shall mean information with respect to ELI or any of its Subsidiaries which is not generally available to the public other than such information which after the date hereof becomes generally available to the public through no fault or action by the Lender or its Representatives or becomes available to the Lender on a nonconfidential basis from a source other than any Company which to the Lender’s knowledge is not prohibited from disclosing such information by any contractual, legal or fiduciary obligation owed to any Company.

SECTION 9.14.  JOINT AND SEVERAL OBLIGATIONS.

(A)          BENEFITS.  THE COMPANIES ACKNOWLEDGE AND AGREE THAT THE LOANS WILL DIRECTLY OR INDIRECTLY BENEFIT EACH COMPANY HEREUNDER SEVERALLY, AND ALL OF THEM JOINTLY, REGARDLESS OF THE FACT NO COMPANY RECEIVES ALL OR PART OF THE PROCEEDS OF ANY OF THE LOANS.

(B)          ACCEPTANCE OF JOINT AND SEVERAL LIABILITY.  EACH OF THE COMPANIES IS ACCEPTING JOINT AND SEVERAL LIABILITY HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS IN CONSIDERATION OF THE FINANCIAL ACCOMMODATIONS TO BE PROVIDED BY THE LENDER UNDER THIS AGREEMENT, FOR THE MUTUAL BENEFIT, DIRECTLY AND INDIRECTLY, OF EACH OF THE COMPANIES AND IN CONSIDERATION OF THE UNDERTAKINGS OF EACH OTHER COMPANY TO ACCEPT JOINT AND SEVERAL LIABILITY FOR THE OBLIGATIONS.

(C)          PAYMENT AND PERFORMANCE.  EACH OF THE COMPANIES, JOINTLY AND SEVERALLY, HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS, NOT MERELY AS A SURETY BUT ALSO AS A CO-DEBTOR, JOINT AND SEVERAL LIABILITY WITH THE OTHER COMPANY, WITH RESPECT TO THE PAYMENT AND PERFORMANCE OF ALL OF THE OBLIGATIONS, IT BEING THE INTENTION OF THE PARTIES HERETO THAT ALL THE OBLIGATIONS SHALL BE THE JOINT AND SEVERAL OBLIGATIONS OF EACH OF THE COMPANIES WITHOUT PREFERENCE OR DISTINCTION AMONG THEM.

(D)          FAILURE TO PERFORM.  IF AND TO THE EXTENT THAT ANY COMPANY SHALL FAIL TO MAKE ANY PAYMENT WITH RESPECT TO ANY OF THE OBLIGATIONS AS AND WHEN DUE OR TO PERFORM ANY OF THE OBLIGATIONS IN ACCORDANCE WITH THE TERMS THEREOF, THEN IN EACH SUCH EVENT THE OTHER COMPANY WILL MAKE SUCH PAYMENT WITH RESPECT TO, OR PERFORM, SUCH OBLIGATION.

(E)           WAIVER OF NOTICE; ASSENT TO ACTIONS; ETC.  THE OBLIGATIONS OF EACH OF THE COMPANIES UNDER THE PROVISIONS OF THIS SECTION 9.13 CONSTITUTE FULL RECOURSE OBLIGATIONS OF EACH OF THE COMPANIES ENFORCEABLE AGAINST EACH SUCH COMPANY, IRRESPECTIVE OF THE VALIDITY, REGULARITY OR ENFORCEABILITY OF THIS AGREEMENT AS AGAINST ANY PARTICULAR COMPANY.  EACH AND EVERY REPRESENTATION, WARRANTY, COVENANT AND AGREEMENT MADE BY THE COMPANIES, OR ANY OF THEM, HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL BE JOINT AND SEVERAL, WHETHER OR NOT SO EXPRESSED, AND SUCH OBLIGATIONS OF ANY COMPANY SHALL NOT BE

SUBJECT TO ANY COUNTERCLAIM, SETOFF, RECOUPMENT OR DEFENSE BASED UPON ANY CLAIM ANY COMPANY MAY HAVE AGAINST ANY OTHER COMPANY OR THE LENDER (OTHER THAN THE INDEFEASIBLE PAYMENT OF THE OBLIGATIONS IN FULL), AND SHALL REMAIN IN FULL FORCE AND EFFECT WITHOUT REGARD TO, AND SHALL NOT BE RELEASED, DISCHARGED OR IN ANY WAY AFFECTED BY, ANY CIRCUMSTANCES OR CONDITION AFFECTING ANY OTHER COMPANY, INCLUDING WITHOUT LIMITATION (A) ANY WAIVER, CONSENT, EXTENSION, RENEWAL, INDULGENCE OR OTHER ACTION OR INACTION UNDER OR IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY AGREEMENT OR OTHER DOCUMENT RELATED THERETO WITH RESPECT TO ANY OTHER COMPANY, OR ANY EXERCISE OR NONEXERCISE OF ANY RIGHT, REMEDY, POWER OR PRIVILEGE UNDER OR IN RESPECT OF ANY SUCH AGREEMENT OR INSTRUMENT WITH RESPECT TO ANY OTHER COMPANY, OR THE FAILURE TO GIVE NOTICE OF ANY OF THE FOREGOING TO ANY OTHER COMPANY, (B) ANY INVALIDITY OR UNENFORCEABILITY, IN WHOLE OR IN PART, OF ANY SUCH AGREEMENT OR INSTRUMENT WITH RESPECT TO ANY OTHER COMPANY; (C) ANY FAILURE ON THE PART OF ANY OTHER COMPANY FOR ANY REASON TO PERFORM OR COMPLY WITH ANY TERM OF ANY SUCH AGREEMENT OR INSTRUMENT; (D) ANY BANKRUPTCY, INSOLVENCY, REORGANIZATION, ARRANGEMENT, READJUSTMENT, COMPOSITION, LIQUIDATION OR SIMILAR PROCEEDING WITH RESPECT TO ANY OTHER COMPANY OR ITS PROPERTIES OR CREDITORS; OR (E) ANY OTHER OCCURRENCE WHATSOEVER, WHETHER SIMILAR OR DISSIMILAR TO THE FOREGOING, WITH RESPECT TO ANY OTHER COMPANY.  EACH COMPANY HEREBY WAIVES ANY REQUIREMENT OF DILIGENCE OR PROMPTNESS ON THE PART OF THE LENDER IN THE ENFORCEMENT OF THEIR RIGHTS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT WITH RESPECT TO THE OBLIGATIONS OF ITSELF OR OF ANY OTHER COMPANY.  WITHOUT LIMITING THE FOREGOING ANY FAILURE TO MAKE ANY DEMAND UPON, TO PURSUE OR EXHAUST ANY RIGHTS OR REMEDIES AGAINST A COMPANY, OR ANY DELAY WITH RESPECT THERETO, SHALL NOT AFFECT THE OBLIGATIONS OF ANY OTHER COMPANY HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT.

SECTION 9.15.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the Companies and the Lender have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

EON LABS, INC.

By:
William F. Holt
Vice President

EON PHARMA, LLC

By:
William F. Holt
Vice President - Finance

JPMORGAN CHASE BANK

By:
Sanford Wald
Vice President

SCHEDULE I

Subsidiaries

Name of Entity	State of Incorporation or Formation	Owners of Shares or Interests Names and Percentages of Shares Owned

SCHEDULE II

Existing Liens

SCHEDULE III

Existing Indebtedness

SCHEDULE IV

Existing Guarantees

SCHEDULE V

Litigation

EXHIBIT A

AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$25,000,000	Uniondale, New York
July___, 2004

FOR VALUE RECEIVED, EON LABS, INC., a Delaware corporation and EON PHARMA, LLC, a Delaware limited liability company (each a “Company” and, collectively, the “Companies”), jointly and severally, promise to pay to the order of JPMORGAN CHASE BANK (the “Lender”), on or before the Revolving Credit Commitment Termination Date, the principal amount of TWENTY FIVE MILLION DOLLARS ($25,000,000) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender to the Companies under the Credit Agreement referred to below.

The Companies also promise to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined, and to make principal repayments on this Note at the times which shall be determined, in accordance with the provisions of the Credit Agreement referred to below.

This Note is the “Revolving Credit Note” referred to in the Amended and Restated Credit Agreement dated as of July ___, 2004, by and among the Companies and the Lender (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby were made and are to be repaid.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Each of the Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before transferring this Note it shall record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan previously made hereunder on the grid schedule annexed to this Note; provided, however, that the failure of the Lender or holder to set forth such Revolving Credit Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Companies to repay the Revolving Credit Loans made by the Lender in accordance with the terms of this Note to the extent then unpaid.

This Note is subject to prepayments pursuant to Section 3.03 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of JPMorgan Chase Bank, located at  241-02 Northern Boulevard,  Douglaston, New York 11362 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Companies, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

This Note is an amendment and restatement of, and is being issued in replacement of and in substitution for the Revolving Credit Note dated February 8, 2002 (the “Original Note”), in the original principal amount of $25,000,000 issued by the Companies to the order of the Lender.  The execution and delivery of this Note shall not be construed to have constituted a repayment of any principal or interest on the Original Note.

The Companies and endorsers of this Note waive presentment, diligence, demand, protest, and notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

IN WITNESS WHEREOF, the Companies have caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

EON LABS, INC.

By:
William F. Holt
Vice President

EON PHARMA, LLC

By:
William F. Holt
Vice President

SCHEDULE

Date of Loan	Principal Amount of Loan	Type of Loan	Interest Rate	Applicable Interest Period	Amount of Principal Paid	Notation Made By

EXHIBIT B

GUARANTY

THIS GUARANTY is entered into as of the ___ day of July 2004, by EACH OF THE UNDERSIGNED (each a “Guarantor” and, collectively, the “Guarantors”) in favor of and for the benefit of JPMORGAN CHASE BANK.

RECITALS

A.                                    Pursuant to an Amended and Restated Credit Agreement, dated the date hereof, by and among Eon Labs, Inc., Eon Pharma, LLC (each a “Company” and, collectively, the “Companies”) and JPMorgan Chase Bank (as the same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”), the Companies will receive loans and other financial accommodations from the Lender and will incur Obligations.

B.                                    The Guarantors, being members of a group of entities affiliated with the Companies and being engaged in related businesses will receive direct and indirect benefits from such loans and financial accommodations.

C.                                    Each Guarantor wishes to grant the Lender security and assurance in order to secure the payment and performance by the Companies of all of its present and future Obligations, and, to that effect, to guaranty the Obligations as set forth herein.

Accordingly, each Guarantor hereby agrees as follows:

1.                                       Guaranty.

(a)                                  Each Guarantor, jointly and severally, unconditionally and irrevocably guarantees to the Lender the full and punctual payment by the Companies, when due, whether at the stated due date, by acceleration or otherwise, of all Obligations of the Companies, howsoever created, arising or evidenced, voluntary or involuntary, whether direct or indirect, absolute or contingent now or hereafter existing or owing to the Lender (collectively, the “Guaranteed Obligations”).  This Guaranty is an absolute, unconditional, continuing guaranty of payment and not of collection of the Guaranteed Obligations and includes Guaranteed Obligations arising from successive transactions which shall either continue such Guaranteed Obligations or from time to time renew such Guaranteed Obligations after the same have been satisfied.  This Guaranty is in no way conditioned upon any attempt to collect from the Company or upon any other event or contingency, and shall be binding upon and enforceable against each Guarantor without regard to the validity or enforceability of the Credit Agreement, the Note or any other Loan Document or of any term of any thereof.  If for any reason the Companies shall fail or be unable duly and punctually to pay any of the Guaranteed Obligations (including, without limitation amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), each Guarantor will forthwith pay the same, in cash, immediately upon demand.

(b)                                 In the event the Credit Agreement, any Note or any other Loan Document shall be terminated as a result of the rejection thereof by any trustee, receiver or liquidating agent of any Company or any of its properties in any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, each Guarantor’s obligations hereunder shall continue to the same extent as if the Credit Agreement, such Note or such other Loan Document had not been so rejected.

(c)                                  Each Guarantor shall pay all costs, reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and damages incurred in connection with the enforcement of the Obligations under the Credit Agreement or the Note or any other Loan Document to the extent that such costs, expenses and damages are not paid by the Companies pursuant to the respective documents.

(d)                                 Each Guarantor further agrees that if any payment made by any Company or any Guarantor to the Lender on any Obligation is rescinded, recovered from or repaid by the Lender, in whole or in part, in any bankruptcy, insolvency or similar proceeding instituted by or against any Company or any Guarantor, this Guaranty shall continue to be fully applicable to such Guaranteed Obligation to the same extent as though the payment so recovered or repaid had never originally been made on such Guaranteed Obligation.

(e)                                  If any Event of Default shall have occurred and be continuing, the Lender and, to the extent permitted by applicable law, any Affiliate of the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender, or any Affiliate of the Lender to or for the credit or the account of any Guarantor against any of and all the obligations of any Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Lender shall have made any demand hereunder and although such obligations may be unmatured.  The rights under this paragraph 1(e) are in addition to other rights and remedies (including other rights of set off) which the Lender may have.

2.                                       Guaranty Continuing, Absolute, Unlimited.

The obligations of each Guarantor hereunder shall be continuing, absolute, irrevocable, unlimited and unconditional, shall not be subject to any counterclaim, set-off, deduction or defense (other than the indefeasible payment of the Obligations in full) based upon any claim any Guarantor may have against the Lender or any Company or any other person, and shall remain in full force and effect without regard to, and, to the fullest extent permitted by applicable law, shall not be released, discharged or in any way affected by, any circumstance or condition (whether or not any Guarantor shall have any knowledge or notice thereof) whatsoever which might constitute a legal or equitable discharge or defense including, but not limited to, (a) any express or implied amendment, modification or supplement to the Credit Agreement, any Note, or any other Loan Document or any other agreement referred to in any thereof, or any other instrument applicable to the Companies or to the Loans, or any part thereof; (b) any failure on the part of the Companies to perform or comply with the Credit Agreement, any Note or any other Loan Document or any failure of any other person to perform or comply with any term of the Credit Agreement, any Note, or any other Loan Document or any other agreement as aforesaid; (c) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of the Credit Agreement, any Note, or any other Loan Document or any other agreement as aforesaid, whether or not the Lender, any Company or any Guarantor has notice or knowledge of any of the foregoing; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to any Company, or its properties or its creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (e) any furnishing or acceptance of additional security or any release of any security; (f) any limitation on the liability or obligations of any Company under the Credit Agreement, any Note or any other Loan Document or any termination, cancellation, frustration, invalidity or unenforceability, in whole or in part, of the Credit Agreement, any Note, this Guaranty or any other Loan Document or any term of any thereof; (g) any lien, charge or encumbrance on or affecting any Guarantor’s or any of the Companies’ respective assets and properties; (h) any act, omission or breach on the part of the Lender under the Credit Agreement, any Note or any other Loan Document or any other agreement at any time existing between the Lender and any Company or any law, governmental regulation or other agreement applicable to the Lender or any Loan; (i) any claim as a result of any other dealings among the Lender, any Guarantor or any Company; (j) the assignment of this Guaranty, the Credit Agreement, any Note or any other Loan Document by the Lender to any other Person; or (k) any change in the name of the Lender, any Company or any other Person referred to herein.

3.                                       Waiver.

Each Guarantor unconditionally waives, to the fullest extent permitted by applicable law:  (a) notice of any of the matters referred to in Section 2 hereof; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights against any Guarantor hereunder, including, without limitation, notice of the acceptance of this Guaranty, or the creation, renewal, extension, modification or accrual of the Guaranteed Obligations or notice of any other matters relating thereto, any presentment, demand, notice of dishonor, protest, nonpayment of any damages or other amounts payable under the Credit Agreement, any Note or any other Loan Documents; (c) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of the Credit Agreement, any Note or any other Loan Documents, including, without limitation, diligence in collection or protection of or realization upon the Guaranteed Obligations or any part thereof or any collateral thereof; (d) any requirement of diligence; (e) any requirement to mitigate the damages resulting from a default by the Companies under the Credit Agreement, any Note or any other Loan Documents; (f) the occurrence of every other condition precedent to which any Guarantor or any Company may otherwise be entitled; (g) the right to require the Lender to proceed against the Companies or any other person liable on the Guaranteed Obligations, to proceed against or exhaust any security held by any Company or any other person, or to pursue any other remedy in the Lender’s power whatsoever, and (h) the right to have the property of any Company first applied to the discharge of the Guaranteed Obligations.

The Lender may, at their election, exercise any right or remedy they may have against the Companies without affecting or impairing in any way the liability of any Guarantor hereunder and each Guarantor waives, to the fullest extent permitted by applicable law, any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of any Guarantor against the Companies, whether resulting from such election by the Lender or otherwise.  Each Guarantor waives any defense arising by reason of any disability or other defense of the Companies or by reason of the cessation for any cause whatsoever of the liability, either in whole or in part, of the Companies to the Lender for the Guaranteed Obligations.

Each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Companies and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and agrees that the Lender shall not have any duty to advise any Guarantor of information regarding any condition or circumstance or any change in such condition or circumstance.  Each Guarantor acknowledges that the Lender has not made any representations to any Guarantor concerning the financial condition of the Companies.

4.                                       Representations and Covenants of each Guarantor.

(a)                                  The representations and warranties contained in Article IV of the Credit Agreement, to the extent they relate to a Guarantor, are true and correct as of the date hereof and the Lender is entitled to rely on such representations and warranties to the same extent as though the same were set forth in full herein.

(b)                                 Each Guarantor hereby agrees to perform the covenants contained in Article VI and Article VII of the Credit Agreement, to the extent they relate to the Guarantor, and the Lender is entitled to rely on such agreement to perform such covenants to the same extent as though the same were set forth in full herein.

5.                                       Payments.

Each payment by each Guarantor to the Lender under this Guaranty shall be made in the time, place and manner provided for payments in the Credit Agreement without set-off or counterclaim to the account at which such payment is required to be paid by the Companies under the Credit Agreement.

6.                                       Parties.

This Guaranty shall inure to the benefit of the Lender and their respective successors, assigns or transferees, and shall be binding upon the Guarantors and their respective successors and assigns.  No Guarantor may delegate any of its duties under this Guaranty without the prior written consent of the Lender.

7.                                       Notices.

Any notice shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address:

(a)	if to the Lender,

JPMorgan Chase Bank
241-02 Northern Boulevard
Douglaston, New York 11362
	Attention:	Relationship Manager for
Eon Labs, Inc.
	Telecopy:	(718) 229-8326

(b)	if to the Guarantors,

c/o Eon Labs, Inc.
227-15 N. Conduit Avenue
Laurelton, New York 11413
	Attention:	Mr. William F. Holt, Chief Financial Officer
	Telecopy:	(718) 276-1735

With a copy to

Kelley, Drye & Warren LLP
101 Park Avenue
New York, New York 10178
	Attention:	Jane E. Jablons, Esq.
	Telecopy:	(212) 808-7897

- and -

(c)                                  as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 7.

8.                                       Remedies.

Each Guarantor stipulates that the remedies at law in respect of any default or threatened default by a Guarantor in the performance of or compliance with any of the terms of this Guaranty are not and will not be adequate, and that any of such terms may be specifically enforced by a decree for specific performance or by an injunction against violation of any such terms or otherwise.

9.                                       Rights to Deal with the Companies.

At any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of any Guarantor hereunder, the Lender may deal with any Company in the same manner and as fully as if this Guaranty did not exist and shall be entitled, among other things, to grant any Company, without notice or demand and without affecting any Guarantor’s liability hereunder, such extension or extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of indebtedness or any part thereof contained in or arising under the Credit Agreement, any Note or any other Loan Documents, or to waive any obligation of any Company to perform, any act or acts as the Lender may deem advisable.

10.                                 Subrogation.

(a)                                  Upon any payment made or action taken by a Guarantor pursuant to this Guaranty, such Guarantor shall, subject to the provisions of Sections 10(b) and (c) hereof, be fully subrogated to all of the rights of the Lender against the Companies arising out of the action or inaction of the Companies for which such payment was made or action taken by such Guarantor.

(b)                                 Any claims of such Guarantor against any Company arising from payments made or actions taken by such Guarantor pursuant to the provisions of this Guaranty shall be in all respects subordinate to the full and complete or final and indefeasible payment or performance and discharge, as the case may be, of all amounts, obligations and liabilities, the payments or performance and discharge of which are guaranteed by this Guaranty, and no payment hereunder by a Guarantor shall give rise to any claim of such Guarantor against the Lender.

(c)                                  Notwithstanding anything to the contrary contained in this Section 10, no Guarantor shall be subrogated to the rights of the Lender against the Companies until all of the Obligations have been paid finally and indefeasibly in full, and that subrogation shall be suspended upon the occurrence of the events described in Section 1(d) until the Lender is indefeasibly paid in full.

11.                                 Survival of Representations, Warranties, etc.

All representations, warranties, covenants and agreements made herein, including representations and warranties deemed made herein, shall survive any investigation or inspection made by or on behalf of the Lender and shall continue in full force and effect until all of the obligations of the Guarantors under this Guaranty shall be fully performed in accordance with the terms hereof, and until the payment in full of the Guaranteed Obligations.

12.                                 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF QUEENS OR COUNTY OF NASSAU IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE

EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTY OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR AGREES (i) NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH FEDERAL OR STATE COURT BY ANY FEDERAL OR STATE COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (ii) NOT TO ASSERT ANY COUNTERCLAIM, IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM IS A COMPULSORY COUNTERCLAIM UNDER FEDERAL LAW OR NEW YORK LAW, AS APPLICABLE.  EACH  GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS GUARANTY OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  THE LENDER AND EACH GUARANTOR IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.                                 Miscellaneous.

(a)                                  All capitalized terms used herein and not defined herein shall have the meanings specified in the Credit Agreement.

(b)                                 This Guaranty is the joint and several obligation of each Guarantor, and may be enforced against each Guarantor separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Guarantor.  Each Guarantor acknowledges that its obligations hereunder will not be released or affected by the failure of the other Guarantors to execute the Guaranty or by a determination that all or a part of this Guaranty with respect to any other Guarantor is invalid or unenforceable.

(c)                                  If any term of this Guaranty or any application thereof shall be invalid or unenforceable, the remainder of this Guaranty and any other application of such term shall not be affected thereby.

(d)                                 Any term of this Guaranty may be amended, waived, discharged or terminated only by an instrument in writing signed by each Guarantor and the Lender.

(e)                                  The headings in this Guaranty are for purposes of reference only and shall not limit or define the meaning hereof.

(f)                                    No delay or omission by the Lender in the exercise of any right under this Guaranty shall impair any such right, nor shall it be construed to be waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise of any other right.

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be executed and delivered as of the day and year first above written.

FORTE PHARMA, INC.

By:
William F. Holt
President

EON DISTRIBUTION, INC.

By:
Name:
Title:

EXHIBIT C

[LETTERHEAD OF COUNSEL TO THE
COMPANY AND THE GUARANTOR]

July ___, 2004

JPMorgan Chase Bank

241-02 Northern Boulevard

Douglaston, New York 11362

Ladies and Gentlemen:

We have acted as counsel to Eon Labs, Inc., a Delaware corporation, and Eon Pharma, LLC, a Delaware limited liability company (each a “Company” and, collectively, the Companies”)  and Eon Distribution, Inc., a Delaware corporation and Forte Pharma, Inc.(the “Guarantors”), in connection with the Credit Agreement (the “Agreement”) dated the date hereof between the Companies and JPMorgan Chase Bank, pursuant to which the Lender has agreed to extend credit to the Company in an aggregate principal amount not to exceed $25,000,000.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

In acting as such counsel, we have examined:

(a)                                  a counterpart of the Agreement executed by the Companies;

(b)                                 the Revolving Credit Note executed by the Companies in favor of the Lender; and

(c)                                  a counterpart of the Guaranty executed by the Guarantors;

The documents referred to in items (a) through (c) above are hereinafter referred to collectively as the “Loan Documents”.

We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  We have also examined originals, or copies certified to our satisfaction, of such corporate records, certificates of public officials, certificates of corporate officers of the Companies and the Guarantors and such other instruments and documents as we have deemed necessary as a basis for the opinions hereinafter set forth.  As to questions of fact, we have, to the extent that such facts were not independently established by us, relied upon such certificates.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that,

1.                                       Each Company and each Guarantor are each a corporation or limited liability company, as indicated in the first paragraph hereof,  validly existing and in good standing under the laws of the jurisdiction of their incorporation or formation, as applicable, and in good standing in each jurisdiction wherein the conduct of its business or any ownership of its properties requires it to be qualified to do business except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and each has the corporate power and authority to own its assets and to transact the business in which it is now engaged and to execute and perform each of the Loan Documents to which it is a party.

2.                                       Each Company and each Guarantor has the requisite power and authority to execute, deliver and perform the Loan Documents to which it is a party, each of which has been duly authorized by all necessary and proper corporate action.

3.                                       The Loan Documents constitute the legal, valid and binding obligation of each Company and each Guarantor (to the extent they are a party thereto) enforceable against each Company and each Guarantor, as the case may be, in accordance with their respective terms subject as to enforcement by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and by equitable principles of general application.

4.                                       Neither the execution and delivery by the Companies and the Guarantors of the Loan Documents to which they are a party nor the performance by the Companies or the Guarantors of their respective obligations under the Loan Documents, will (a) violate any law, rule or regulation or, to our knowledge, any order or decree of any court or governmental instrumentality binding upon any Company or any Guarantor, (b) contravene the Certificate of Incorporation or By-Laws or articles of organization or operating agreement, applicable, of any Company or any Guarantor or, result in a breach of or constitute a default (with due notice or lapse of time or both) under any agreements to which any Company or any Guarantor is bound of which we are aware, or, to our knowledge, result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of any Company or any Guarantor other than the liens granted pursuant to the Loan Documents, or (c) require the consent, license, approval or authorization of any governmental or public body or authority.

5.                                       Neither any Company nor any Guarantor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

6.                                       No consent or authorization of, filing with or other act by or in respect of any governmental authority is required to be obtained by any Company or any Guarantor for the valid execution, delivery and performance of the Loan Documents to which they are a party.

7.                                       Assuming the proceeds of the Loans are used for the purposes set forth in Section 3.02 of the Agreement, the making of the loans contemplated therein and the application of the proceeds thereof will not violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.

8.                                       To the best of our knowledge there are no actions, suits or proceedings against any Company or any Guarantor, pending or threatened against any Company or any Guarantor, before any court, governmental agency or arbitrator which challenges the validity or enforceability of any Loan Document or which, if adversely determined, would impair the ability of any Company or any Guarantor to perform their respective obligations under the Loan Documents to which they are a party.

Very truly yours,

EXHIBIT E

NOTICE OF BORROWING

[Date]

JPMorgan Chase Bank
241-02 Northern Boulevard
Third Floor
Douglaston, New York 11362
Attention:	Relationship Manager
Eon Labs, Inc.

Re:                             Eon Labs, Inc./Eon Pharma, LLC

Ladies and Gentlemen:

Pursuant to the Credit Agreement dated as of July      , 2004 (as the same may be amended, modified or supplemented the “Credit Agreement”) by and between Eon Pharma, LLC, Eon Labs, Inc. and JPMorgan Chase Bank, we hereby give you irrevocable notice that we request a Loan as follows:

1.	Amount of Loan:	[Amount]
2.	Borrowing Date:	[Date]
3.	Type of Loan:	[Prime Rate Loan, Quoted Rate Loan or Adjusted Libor Loan]
4.	Interest Period:	[1, 2, 3 or 6 months if Quoted Rate Loan or Adjusted Libor Loan]

We hereby certify that (i) the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete on and as of the date hereof to the same extent as though made on and as of the date hereof; (ii) no Default or Event of Default has occurred and is continuing or will result after giving effect to the Loan requested hereunder; (iii) each Company and each Guarantor has performed all agreements and satisfied all conditions under the Loan Documents required to be performed by it on or before the date hereof, (iv) the amount of the proposed borrowing will not cause the aggregate outstanding principal amount of all Revolving Credit Loans (after giving effect to the proposed borrowing) to exceed the Revolving Credit Commitment and (v) the proceeds of the loan will be used solely to fund [working capital needs] [a Permitted Acquisition].

Capitalized terms used herein but not defined shall have the respective meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the Companies have caused this document to be duly executed and delivered by their duly authorized Executive Officers as of the date written above.

EON LABS, INC.

By:
Name:
Title:

EON PHARMA, LLC

By:
Name:
Title: